This document is important and requires your immediate attention. If you are in doubt as to how to respond to the offers described in this Directors’ Circular, you should consult with your investment dealer, stockbroker, lawyer or other professional advisor. Inquiries concerning the information in this document should be directed to Georgeson, the Information Agent retained by Zarlink Semiconductor Inc., North American Toll-Free at 1-888-605-8405, Banks, Brokers and International Holders at 1-781-575-2168 or e-mail: askus@georgeson.com.

DIRECTORS’ CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFERS BY

0916753 B.C. ULC, an indirect wholly-owned subsidiary of

MICROSEMI CORPORATION

to purchase all of the outstanding common shares

and

all of the outstanding 6% unsecured, subordinated convertible debentures maturing September 30, 2012 of

ZARLINK SEMICONDUCTOR INC.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

NOTICE TO UNITED STATES HOLDERS

The Microsemi Offers are made for the securities of a Canadian issuer and while the Offers are subject to applicable disclosure requirements in Canada, Shareholders and Debentureholders should be aware that such requirements are different from those in the United States. The enforcement by Shareholders and Debentureholders of civil liabilities under United States federal securities laws may be affected adversely by the fact that Zarlink is incorporated under the laws of Canada, that a majority of its officers and directors are residents of Canada, and that a substantial portion of its assets are located outside the United States.

September 1, 2011

September 1, 2011

Dear Fellow Shareholders and Debentureholders:

0916753 B.C. ULC (the “Offeror”), an indirect wholly-owned subsidiary of Microsemi Corporation (“Microsemi”), filed documents with Canadian securities regulatory authorities on August 17, 2011 and with the United States Securities and Exchange Commission (the “SEC”) on August 18, 2011 relating to its unsolicited offers (the “Microsemi Offers”) to purchase all of the outstanding common shares (the “Shares”) and all of the outstanding 6% unsecured, subordinated convertible debentures maturing on September 30, 2012 (the “Debentures”) of Zarlink Semiconductor Inc. (“Zarlink” or the “Company”) for $3.35 in cash for each Share and $1,367.35 per $1,000 principal amount of Debentures. By now, you have likely received materials from the Offeror asking you to tender your Shares and Debentures to the Microsemi Offers.

After careful consideration, including a thorough review of the terms and conditions of the Microsemi Offers, for the reasons described in more detail below and in the accompanying Directors’ Circular, the board of directors of Zarlink (the “Board” or the “Board of Directors”) after consultation with its legal and financial advisors:

•
has unanimously determined that the Microsemi Offers are NOT in the best interests of holders of Shares (“Shareholders”) or holders of Debentures (“Debentureholders”) or other Zarlink stakeholders; and

•	unanimously recommends that you REJECT the Microsemi Offers and NOT TENDER your Shares or Debentures to the Microsemi Offers.

If you have already tendered any of your Shares or Debentures, you should WITHDRAW them immediately.

Zarlink’s Board firmly believes that the Microsemi Offers represent an opportunistic attempt by Microsemi to capture the significant value of Zarlink that rightly belongs to you, our Shareholders and Debentureholders. Given Zarlink’s strong financial performance, strong balance sheet and the success of its repositioning efforts to focus on higher margin and higher growth product offerings, the Microsemi Offers significantly undervalue Zarlink and its future prospects. Zarlink’s board has undertaken a rigorous process in order to deliver superior value to Shareholders and Debentureholders than the Microsemi Offers provide. While there can be no assurance that any transaction with a third party (or parties) will be concluded, based on the level of interest which has been expressed to date, the Board believes it is likely a transaction will emerge from the process that is superior to the Microsemi Offers. The actions of Microsemi and the timing of the Microsemi Offers reflect a deliberate attempt by Microsemi to acquire Zarlink on terms that would deprive Shareholders and Debentureholders of the superior value Zarlink’s review process is intended to create.

As described in more detail in the Directors’ Circular, the Board considered many factors in reaching its unanimous recommendation, including a written opinion from each of Zarlink’s financial advisors, Canaccord Genuity Corp. (“Canaccord Genuity”) and RBC Dominion Securities Inc., a member company of RBC Capital Markets (“RBC Capital Markets”). The opinions from the financial advisors state that, as of August 31, 2011 and subject to the assumptions, limitations and qualifications set forth therein, the consideration offered to Shareholders and Debentureholders pursuant to the Microsemi Offers is inadequate, from a financial point of view, to such holders. We strongly encourage you to read the Directors’ Circular carefully and in its entirety.

 i

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

The reasons for the recommendation that Shareholders and Debentureholders REJECT the Microsemi Offers and NOT TENDER their Shares and Debentures are detailed in the attached Directors’ Circular and include:

•	The Microsemi Offers significantly undervalue Zarlink and fail to reflect Zarlink’s prospects for continued growth and securityholder value creation.

•	The Microsemi Offers are highly opportunistic and are designed to capture Zarlink’s true value for Microsemi rather than paying it to Shareholders and Debentureholders.

•	Zarlink is aggressively pursuing a process designed to achieve a result for Shareholders and Debentureholders that is financially superior to the Microsemi Offers.

•
The consideration under the Microsemi Offers represents a 6.7% DISCOUNT to the closing price on the Toronto Stock Exchange (“TSX”) of the Shares and a 6.2% DISCOUNT to the closing price of the Debentures on the TSX on August 31, 2011, the last trading day prior to the date of this Directors’ Circular.

•	The consideration of $3.35 per Share under the Microsemi Offers is 5.6% LOWER than the $3.55 per Share that Microsemi itself had previously publicly stated that it might be willing to pay.

•
The $3.35 consideration under the Microsemi Offers equates to only $2.64 per share on a fully-diluted basis for the business as Zarlink has cash on hand which, if proceeds from the exercise of in-the-money Options are included, is equal to about $0.71 per share.

•	The Microsemi Offers are highly conditional.

•
The Microsemi Offers are coercive and are not open for the 75-day minimum period of a “Permitted Bid” under the Shareholder Rights Plan that is necessary to permit competing bids and alternative proposals to emerge.

•
The written opinions of Zarlink’s financial advisors addressed to the Board advise that, as of the date of such opinions, the consideration being offered by the Microsemi Offers is, from a financial point of view, inadequate to Shareholders and Debentureholders.

•	Zarlink’s directors and officers, as well as its former President and Chief Executive Officer, intend to reject the Microsemi Offers.

We are confident that you will conclude, as we have, that the Microsemi Offers fail to provide full value for your Shares and Debentures.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

For the above reasons, we urge you to REJECT the Microsemi Offers and NOT TENDER your Shares or Debentures to the Microsemi Offers. If you have already tendered any of your Shares or Debentures, you should WITHDRAW them immediately. If you have tendered Shares or Debentures to the Microsemi Offers and wish to obtain advice or assistance in withdrawing your Shares or Debentures, we urge you to contact your broker or Georgeson, the Information Agent retained by Zarlink, by telephone or e-mail as set out on the back page of the Directors’ Circular. Georgeson is also available to respond to your other enquiries about any information in the attached Directors’ Circular.

On behalf of the Board of Directors of Zarlink, we thank you for your continued support.

Yours very truly,

ADAM CHOWANIEC Chairman Zarlink Semiconductor Inc.	GARY TANNER President, Chief Executive Officer and Director Zarlink Semiconductor Inc.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MICROSEMI OFFERS	v

FORWARD-LOOKING INFORMATION	vii

CURRENCY	viii

NOTICE REGARDING INFORMATION	viii

SUMMARY	ix

DIRECTORS’ CIRCULAR	1

DIRECTORS’ UNANIMOUS RECOMMENDATION	1

REASONS FOR REJECTION	1

CONCLUSION AND RECOMMENDATION	9

HOW TO WITHDRAW DEPOSITED SHARES AND DEBENTURES	9

BACKGROUND TO THE MICROSEMI OFFERS	10

FINANCIAL ADVISORS AND OPINIONS	13

ZARLINK SEMICONDUCTOR INC.	14

SHAREHOLDER RIGHTS PLAN OF ZARLINK	14

OWNERSHIP OF SECURITIES OF ZARLINK	14

TRADING IN SECURITIES OF ZARLINK	16

ISSUANCES OF SECURITIES OF ZARLINK	16

INTENTION WITH RESPECT TO MICROSEMI OFFERS	17

ARRANGEMENTS BETWEEN ZARLINK AND ITS DIRECTORS AND OFFICERS	17

OWNERSHIP OF SECURITIES OF THE OFFEROR AND MICROSEMI	19

ARRANGEMENTS WITH THE OFFEROR OR MICROSEMI	19

INTERESTS OF DIRECTORS AND OFFICERS IN MATERIAL TRANSACTIONS WITH THE OFFEROR OR MICROSEMI	20

OTHER TRANSACTIONS	20

MATERIAL CHANGES IN THE AFFAIRS OF ZARLINK	20

OTHER INFORMATION	20

LEGAL MATTERS	21

STATUTORY RIGHTS	21

APPROVAL OF DIRECTORS’ CIRCULAR	22

CONSENT OF CANACCORD GENUITY CORP.	23

CONSENT OF RBC DOMINION SECURITIES INC.	24

CERTIFICATE	25

APPENDIX "A" OPINION OF CANACCORD GENUITY CORP.	A-1

APPENDIX "B" OPINION OF RBC DOMINION SECURITIES INC.	B-1

APPENDIX "C" SUMMARY OF SHAREHOLDER RIGHTS PLAN	C-1

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

QUESTIONS AND ANSWERS

ABOUT THE MICROSEMI OFFERS

The Questions and Answers set out below are intended to be a summary only of certain information contained in this Directors’ Circular and are qualified in their entirety by the more detailed information appearing elsewhere in this Directors’ Circular. Capitalized terms used but not defined herein have the meanings ascribed thereto in the Directors’ Circular.

Q.	Should I accept or reject the Microsemi Offers?

A.
The Board of Directors UNANIMOUSLY recommends that Shareholders and Debentureholders REJECT the Microsemi Offers and NOT TENDER their Shares or Debentures. Zarlink’s directors and officers and its former President and Chief Executive Officer have all indicated their intention to REJECT the Microsemi Offers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

Q.	How do I reject the Microsemi Offers?

A.	You do not need to do anything. DO NOT TENDER your Shares or Debentures.

Q.	Can I withdraw my Shares or Debentures if I have already tendered?

A.
YES. As described in the Microsemi Offers and Microsemi’s takeover circular of the Offeror dated August 17, 2011 (the “Microsemi Circular”), you can withdraw your Shares or Debentures at any time before your Shares or Debentures have been taken-up by the Offeror under the Microsemi Offers as well as under a number of other circumstances (see “Right to Withdraw Shares and Debentures” in the Summary of the Directors’ Circular):

Q.	How do I withdraw my Shares or Debentures?

A.
We recommend you contact your broker, or contact Georgeson, the Information Agent retained by Zarlink, by telephone or by e-mail as set out at the end of this section for information on how to withdraw your Shares or Debentures.

Q.	Do I have to decide now?

A.
NO. You do not have to take any action at this time unless you have already tendered any of your Shares or Debentures, in which case you should withdraw them immediately. The Microsemi Offers are scheduled to expire at 5:00 p.m. (Toronto time) on September 22, 2011 and are subject to a number of conditions that have yet to be satisfied.

v

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

Q. Who do I ask if I have more questions?

A.
The Board of Directors recommends that you carefully read the information contained in this Directors’ Circular. ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO THE INFORMATION AGENT RETAINED BY ZARLINK:

North American Toll Free Number: 1-888-605-8405
Banks, Brokers and International Holders: 1-781-575-2168
Email: askus@georgeson.com

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

FORWARD-LOOKING INFORMATION

This Directors’ Circular contains information that are not historical facts, are “forward-looking statements” and “forward-looking information” under Canadian securities laws, including information concerning the Microsemi Offers, the business, operations, prospects and the financial performance of Zarlink, which are subject to certain risks, uncertainties and assumptions. Forward-looking statements and information are frequently, but not always, characterized by words such as “will”, “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “forecast”, “schedule”, “estimate” and similar expressions, or statements that certain events or conditions “may”, “should”, “could”, “might” or “will” occur. The forward-looking information contained in this Directors’ Circular is based on the reasonable expectations and beliefs of management as at the date of this Directors’ Circular and involves numerous assumptions, known and unknown risks and uncertainties, both general and specific to Zarlink and the industry in which the Company operates. Such assumptions, risks and uncertainties include, but are not limited to, the consequences of the Microsemi Offers; Zarlink’s dependence on the successful development and market introduction of new products; Zarlink’s ability to integrate any business, technologies, product lines or services that it has or will acquire; changes in global economic conditions which may impact Zarlink's customers and suppliers; Zarlink’s dependence on revenue generation from its legacy products in order to fund development of its new products; current market conditions, including the lack of liquidity in the markets and economic slowdown, may increase Zarlink’s operating costs or reduce its revenue, thereby negatively impacting Zarlink’s operating results; Zarlink’s ability to operate profitably and generate positive cash flows in the future; Zarlink’s dependence on its foundry suppliers and third-party subcontractors; order cancellations and deferrals by its customers; Zarlink’s substantial indebtedness could adversely affect its financial position; the cost and accounting implications of compliance with new accounting standards; the Company’s relative small size and limited resources compared to certain competitors; the Company’s ability to attract and retain key employees; significant fluctuations in foreign exchange rates; risks inherent in international operations; the fact that failure to protect the Company’s intellectual property or infringing on patents and proprietary rights of third parties could have a material adverse effect on Zarlink’s business, financial condition and results of operations; the lack of any alternative transactions or the terms and conditions of any alternative transactions not being acceptable, as well as those factors disclosed in Zarlink’s documents filed from time to time with the securities regulators in the provinces of Canada and in the United States. Should one or more of these risks and uncertainties materialize, or should underlying assumptions prove incorrect, actual results, performance or achievements of the Company, or industry results, may vary materially from those described in this Directors’ Circular.

For further details, reference is made to the risk factors discussed or referred to in Zarlink’s report on Form 20-F for the fiscal year ended March 25, 2011 and in its report for the three-month period ended June 24, 2011 on file with the Canadian securities regulatory authorities and the SEC and available on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.sedar.com and the SEC’s Electronic Data Gathering, Analysis and Retrieval system (EDGAR) at www.sec.gov.

Although Zarlink has attempted to identify important factors that could cause actual actions, events, results, performance or achievements to differ materially from those described in forward-looking statements and forward-looking information, there may be other factors that cause actions, events, results, performance or achievements not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements or information will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Such forward-looking statements and information are made or given as at the date of this Directors’ Circular and Zarlink disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required under applicable securities law. The reader is cautioned not to place undue reliance on forward-looking statements or information.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

CURRENCY

All dollar amounts in this Directors’ Circular are in Canadian dollars and references to “$” or “dollars” in this Directors’ Circular refer to Canadian dollars.

NOTICE REGARDING INFORMATION

Zarlink is a reporting issuer or equivalent in all the provinces of Canada and is also a reporting company under the Securities Exchange Act of 1934 (“1934 Act”) and files its continuous disclosure documents and other documents with such provincial securities regulatory authorities and the SEC. Certain information in this Directors’ Circular has been taken from or is based on documents that are expressly referred to in this Directors’ Circular. All summaries of, and references to, documents that are specified in this Directors’ Circular as having been filed, or that are contained in documents specified as having been filed, on SEDAR and with the SEC are qualified in their entirety by reference to the complete text of those documents as filed, or as contained in documents filed, on SEDAR at www.sedar.com and with the SEC at www.sec.gov. Shareholders and Debentureholders are urged to read carefully the full text of those documents, which may also be obtained on request without charge from the Corporate Secretary of Zarlink at (613) 270-7400.

Information contained in this Directors’ Circular concerning the Offeror and Microsemi and the Microsemi Offers, including forward-looking statements or information, is based solely upon, and the Board of Directors has relied, without independent verification, exclusively upon information contained in the Microsemi Offers and the Microsemi Circular, provided to Zarlink by the Offeror, or that is otherwise publicly available. Neither Zarlink nor any of its officers or directors assumes any responsibility for the accuracy or completeness of such information or for any failure by the Offeror or Microsemi to disclose events or facts that may have occurred or may affect the significance or accuracy of any such information.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

SUMMARY

The information set out below is intended as a summary only and is qualified in its entirety by the more detailed information appearing elsewhere in this Directors’ Circular. This Directors’ Circular should be read carefully and in its entirety by Shareholders and Debentureholders as it provides important information regarding Zarlink, the Offeror, Microsemi and the Microsemi Offers. All capitalized terms in this summary have the meanings ascribed to such terms elsewhere in this Directors’ Circular.

Directors’ Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

The Microsemi Offers

Microsemi through the Offeror, a wholly-owned subsidiary, has made an unsolicited offer to purchase all of the outstanding Shares (together with associated rights outstanding under the shareholder rights plan of Zarlink (the “Shareholder Rights Plan”), including Shares that may become issued and outstanding after the date of the Microsemi Offers but before the Expiry Time upon the exercise of options (“Options”) granted pursuant to Zarlink’s stock option plan (the “Stock Option Plan”) or upon the conversion of the Debentures, for $3.35 in cash for each Share (the “Share Offer”).

The Offeror has also made an unsolicited offer to purchase all of the outstanding Debentures at a price of $1,367.35 in cash per $1,000 principal amount of Debentures plus accrued and unpaid interest to the date such Debentures are taken up under such offer (the “Debenture Offer”).

The Microsemi Offers are open (unless extended) until 5:00 p.m. (Toronto time) on September 22, 2011 (the “Expiry Time”). Shareholders and Debentureholders who have tendered their Shares or Debentures to the Microsemi Offers can withdraw their tendered securities as described below. Shareholders and Debentureholders who wish to obtain advice or assistance in withdrawing their Shares or Debentures are urged to contact their broker, or Georgeson, Zarlink’s Information Agent, by telephone or by e-mail as set out on the back page of this Directors’ Circular.

Reasons for Rejection

After careful consideration, including a thorough review of the terms and conditions of the Microsemi Offers, the Board has unanimously concluded that the Microsemi Offers significantly undervalue Zarlink and its future prospects, are highly opportunistic, are highly conditional and are not in the best interests of Shareholders, Debentureholders and other stakeholders. In making its recommendation, the Board consulted with its legal and financial advisors and carefully considered all aspects of the Microsemi Offers. The principal factors considered by the Board of Directors in concluding to recommend that Shareholders and Debentureholders REJECT the Microsemi Offers and NOT TENDER their Shares or Debentures to the Microsemi Offers are as follows:

•	The Microsemi Offers significantly undervalue Zarlink and fail to reflect Zarlink’s prospects for continued growth and securityholder value creation.

•	Consistent with solid financial results achieved, the Company is poised to deliver strong earnings and cash flow growth thereby creating value that is not reflected in the Microsemi Offers.

•	Zarlink’s exploitation of growth opportunities would deliver significantly more value than the Microsemi Offers.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

•	The Microsemi Offers are highly opportunistic and are designed to capture Zarlink’s true value for Microsemi rather than paying it to Shareholders and Debentureholders.

•	The Microsemi Offers would deprive Shareholders and Debentureholders of the value resulting from Zarlink’s successful repositioning.

•	The Microsemi Offers do not capture the value of cost synergies and tax savings which Zarlink and multiple parties involved in the process described below view as significant.

•
The Microsemi Offers have been made during the summer holiday season to attempt to minimize the likelihood of Zarlink receiving superior competing bids by making the process of quickly accessing potential competing bidders, advisors and key personnel more difficult.

•	The Microsemi Offers are low when compared to multiples paid in recent, comparable transactions in the semiconductor industry.

•	Debentureholders will not receive the “make-whole” amount to which they are entitled under the Debentures’ indenture.

•	Zarlink is aggressively pursuing a rigorous process designed to achieve a result for Shareholders and Debentureholders that is financially superior to the Microsemi Offers.

•
The timing of the Microsemi Offers represents a deliberate attempt to acquire Zarlink on terms that would deprive Shareholders and Debentureholders of the superior value Zarlink’s process is intended to create.

•
The consideration under the Microsemi Offers represents a 6.7% DISCOUNT to the closing price on the TSX of the Shares and a 6.2% DISCOUNT to the closing price of the Debentures on the TSX on August 31, 2011, the last trading day prior to the date of this Directors’ Circular.

•	The consideration of $3.35 per Share under the Microsemi Offers is 5.6% LOWER than the $3.55 per Share that Microsemi itself had publicly stated that it might be willing to pay.

x

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

•
The $3.35 consideration under the Microsemi Offers equates to only $2.64 per share on a fully-diluted basis for the business as Zarlink has cash on hand which, if proceeds from the exercise of in-the-money Options are included, is equal to about $0.71 per share.

•	The Microsemi Offers are highly conditional.

•
The Microsemi Offers are coercive and are not open for the 75-day minimum period of a “Permitted Bid” under the Shareholder Rights Plan that is necessary to permit competing bids and alternative proposals to emerge.

•
The written opinions of Zarlink’s financial advisors addressed to the Board advise that, as of the date of such opinions, the consideration being offered by the Microsemi Offers is, from a financial point of view, inadequate to Shareholders and Debentureholders.

•	The Microsemi Offers contain inadequate financing disclosure and do not provide sufficient certainty as to Microsemi’s financing.

•	Zarlink’s directors and officers, as well as its former President and Chief Executive Officer, intend to reject the Microsemi Offers.

More detailed reasons for the unanimous recommendation of the Board of Directors to reject the Microsemi Offers are included under the section entitled “Reasons for Rejection”.

Right to Withdraw Shares and Debentures

Shareholders and Debentureholders may withdraw any Shares or Debentures deposited pursuant to the Microsemi Offers at any time in the following circumstances, unless otherwise permitted by applicable laws:

(a)	at any time before your Shares or Debentures have been taken-up by the Offeror under the Microsemi Offers;

(b)	if your Shares or Debentures have not been paid for by Microsemi within three business days after having been taken-up; or

(c)	at any time before the expiration of ten days from the date upon which either:

(i) a notice of change relating to a change which has occurred in the information contained in the Microsemi Offers or the Microsemi Circular, as amended from time to time, that would reasonably be expected to affect the decision of a Shareholder or Debentureholder to accept or reject the Microsemi Offers (other than a change that is not within the control of the Offeror or an affiliate of the Offeror), in the event that such change occurs before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal in respect of the Microsemi Offers, or

(ii) a notice of variation concerning a variation in the terms of the Microsemi Offers (other than a variation consisting solely of an increase in the consideration offered for the Shares or Debentures where the Expiry Time is not extended for more than ten days), is mailed, delivered or otherwise properly communicated (subject to abridgement of that period pursuant to such order or orders or other forms of relief as may be granted by applicable courts or regulatory authorities) and only if such deposited Shares or Debentures have not been validly taken-up by the Offeror at the date of the notice.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

We recommend that Shareholders and Debentureholders contact their broker, or contact Georgeson, the Information Agent retained by Zarlink, by telephone or e-mail as set out on the back page of this Directors’ Circular for information on how to withdraw Shares or Debentures.

The Microsemi Offers are open (unless extended) until 5:00 p.m. (Toronto time) on September 22, 2011. There is no need for Shareholders or Debentureholders to take any action with respect to the Microsemi Offers at this time. Shareholders or Debentureholders who, notwithstanding the Board of Director’s recommendation to REJECT the Microsemi Offers, decide to tender their Shares or Debentures to the Microsemi Offers, should only do so immediately prior to the Expiry Time (or any extension) in order to be able to tender to any higher offers which may emerge after the date hereof.

TO REJECT THE MICROSEMI OFFERS, if you have not tendered Shares or Debentures, you should do nothing.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

DIRECTORS’ CIRCULAR

September 1, 2011

This Directors’ Circular is issued by the Board of Directors of Zarlink in connection with the unsolicited offers by the Offeror to purchase all of the outstanding Shares (together with associated rights outstanding under the Shareholder Rights Plan (the “SRP Rights”) including Shares that may become issued and outstanding after the date of the Microsemi Offers but before the Expiry Time upon the exercise of Options or the conversion of Debentures, and all of the outstanding Debentures, for $3.35 in cash for each Share and $1,367.35 per $1,000 principal amount of Debentures, upon the terms and subject to the conditions of the Microsemi Offers set forth in the Microsemi Offers and Microsemi Circular.

DIRECTORS’ UNANIMOUS RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

REASONS FOR REJECTION

In making its recommendation, the Board of Directors carefully considered a number of factors and identified the following as being the most relevant to its recommendation to Shareholders and Debentureholders to REJECT the Microsemi Offers and NOT TENDER their Shares or Debentures to the Microsemi Offers.

1.	The Microsemi Offers significantly undervalue Zarlink and fail to reflect Zarlink’s prospects for continued growth and securityholder value creation.

Consistent with solid financial results achieved, the Company is poised to deliver strong earnings and cash flow growth thereby creating value that is not reflected in the Microsemi Offers

Consistent with solid financial results achieved, including a 17% revenue compound annual growth rate (CAGR) between its fiscal years ended March 30, 2007 and March 25, 2011, Zarlink is poised to deliver strong earnings and cash flow growth as it capitalizes on its strategic investments already made, strong expected growth in its targeted markets and the use of its significant tax assets. With its proprietary designs, operational strengths in product qualification and given the long design and qualification cycles for its products, Zarlink is well positioned to remain a market leader in its focused markets. Zarlink recently launched three new compelling technology platforms, one in each of its product groups. The latest is a medical, ultra-low-power wireless solution for Medtronic, Inc., which has the largest market share of the global medical implantable device market.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

Zarlink’s exploitation of growth opportunities would deliver significantly more value than the Microsemi Offers.

Zarlink’s Board and management are highly confident that given the technology, financial and operational repositioning which it has undergone, the Company would be able to continue its strong track record of success, realize upon the growth opportunities available to it, and deliver significantly more value to Shareholders and Debentureholders than the Microsemi Offers.

Below is a description of Zarlink’s product groups and market opportunities for those product groups that Zarlink has positioned itself to exploit.

Communications Products - Timing and Synchronization

Zarlink is a leading supplier of timing and synchronization chips for the high-growth areas of wireless infrastructure, wireless backhaul and optical networks. With the most complete product offering for synchronous applications available, Zarlink is well-positioned to grow as the adoption of smartphone, computer tablets and multimedia bandwidth demand continues to increase. By providing the key timing solutions that enable voice, data and multimedia to travel efficiently over wired and wireless networks, Zarlink’s Board and management believe these solutions will track this expected market growth.

The following chart shows a projection of the serviceable available market (“SAM”) for Zarlink’s timing and synchronization products through fiscal year 2016.

Timing and Synchronization SAM (for Traditional PLLs)

CAGR refers to compound annual growth rate.
PLL refers to the Phase-locked loop market.
All amounts are stated in millions of US$.
Sources: Databeans, ABI and Infonetics reports.

Medical Wireless

Zarlink is the global leader in providing wireless semiconductor solutions for implanted medical devices, with no direct competitors. Zarlink’s medical solutions include ultra low power wireless radio chips and modules used in medical implantable devices such as pacemakers and cardioverter defibrillators (ICDs), ingested medical devices such as a swallowable camera pill for use in the small intestine, esophagus and the colon, and wearable medical devices used for programming and monitoring. With many new applications under development by its customers, and with rigorous standards creating important barriers to entry, Zarlink is in a very good position to enjoy the future demand of these rapidly growing markets being driven by an ever aging population, increased healthcare costs, and emerging markets.

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The following graph shows projected market opportunity for Zarlink’s medical wireless products through fiscal year 2016.

Medical Wireless Market Opportunity
Existing: CRM & Neuro Implants
Adjacent: Ingestible, wearable sensors
Available: More rapid adoption of technology

CRM refers to cardiac rhythm management.
All amounts are stated in millions of US$.
Sources: JP Morgan, Given Imaging, ABI Research, Management Estimates

Communications Products – Voice and Power

Zarlink is a leading provider of voice over IP line circuits and a new entrant into digital power management ICs. As the largest supplier of line circuits for voice over cable deployments in the world, Zarlink expects strong growth in the market for this products group which is driven by the network transition to packet networks and deployment of broadband gateways equipment that enable triple play services. The following graph shows a projection for the total available market for line circuits and digital power markets for Zarlink’s voice and power products through fiscal year 2016.

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Voice and Power: Line Circuits and Digital Power Total Available Market

CAGR refers to compound annual growth rate.
Sources: Infonetics, Darnell and Petrov Group reports. Data for the digital power total available market was accessible through fiscal year 2014 only.

The Microsemi Offers fail to account for any of the foregoing significant growth opportunities

The Microsemi Offers fail to account for any of the significant growth opportunities for Zarlink described above. Microsemi wants to keep this value for itself and deprive Shareholders and Debentureholders of full value for their investment.

2.	The Microsemi Offers are highly opportunistic and are designed to capture Zarlink’s true value for Microsemi rather than paying it to Shareholders and Debentureholders.

The Microsemi Offers would deprive Shareholders and Debentureholders of the value resulting from Zarlink’s successful repositioning.

The Microsemi Offers come at an inflection point in Zarlink’s financial, technological and operational repositioning.

Zarlink has moved aggressively towards a fabless model with the sale of its Swindon, U.K. and Jarfalla, Sweden manufacturing facilities and related real estate, the closing of its internal test floors and the transfer of its manufacturing to lower cost, strategic offshore contracting partners. This allows Zarlink to compete effectively from a cost perspective with a focus on gaining market share.

Zarlink recently launched three fundamental technology platforms (NGCC in Voice and Power, Clock Center in Timing and Synchronization and wireless telemetry in Medical, including the announcement of a solution for Medtronic, Inc., the world’s leader in medical implantable devices) which are being very well received by customers and have provided a robust design pipeline and the technology needed to be a strong leader in expanding markets. An increasing proportion of Zarlink’s revenue is now being generated from the sale of these and other new products, more than offsetting the revenue from the sale of legacy products.

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The following table shows the growth in revenue from Zarlink’s core business lines as compared to its legacy and custom product lines from the fiscal year ended March 31, 2006 to FY 2011.

Revenue Growth for Core Products

All revenues stated are millions of US$. FY 2007 and FY 2008 revenues do not include US$5.9 million and US$3.4 million, respectively, of revenue related to divestitures.

Zarlink’s dedicated efforts and focus has led to revenue, margin and cash flow growth, further strengthening Zarlink’s balance sheet. Zarlink has now gained critical mass and should benefit from operating leverage as the Company capitalizes on exploiting these opportunities. Microsemi’s actions and the Microsemi Offers have been designed to deprive Shareholders and Debentureholders of the benefit of Zarlink’s successful repositioning into these high growth markets.

The Microsemi Offers do not capture the value of cost synergies and tax savings which Zarlink and multiple parties involved in the our process view as significant.

Multiple parties have expressed significant interest in the cost synergies and tax savings which could be derived from the acquisition of all or part of Zarlink’s business. The Microsemi Offers do not reflect the benefit of these possible synergies and savings to Shareholders and Debentureholders.

The Microsemi Offers have been made at a time intended to hinder the Company’s response process

The Microsemi Offers have been made during the summer holiday season to attempt to minimize the likelihood of Zarlink receiving superior competing bids by making the process of quickly accessing potential competing bidders, advisors and key personnel more difficult.

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The Microsemi Offers are low when compared to multiples paid in recent, comparable transactions in the semiconductor industry.

The multiples paid in recent comparable acquisition transactions in the semiconductor industry are higher than those reflected in the Microsemi Offers.

Debentureholders will not receive the “make-whole” amount to which they are entitled under the Debentures’ Indenture.

The Debenture Offer made by Microsemi does not include a make-whole amount. Debentureholders that tender Debentures to the Debenture Offer will therefore not benefit from the Debentureholder right to a “make-whole” amount to which they are entitled under the Debentures’ indenture (the “Indenture”) in the context of a change of control of Zarlink. A right to the “make-whole” amount under the Indenture is triggered when a Debentureholder that converts its Debentures during the period that is ten trading days prior to the effective date of the change of control and ending on the date that is 30 business days after the date of a required notice to Debentureholders provided by Zarlink (which notice must be provided by the tenth day after the change of control).

3.	Zarlink is aggressively pursuing a rigorous process designed to achieve a result for Shareholders and Debentureholders that is financially superior to the Microsemi Offers.

The Board of Directors is aggressively pursuing alternatives to the Microsemi Offers. The objectives of the Board's process are to identify the best opportunity for its stakeholders and to enable securityholders to receive value which is superior to the Microsemi Offers.

Zarlink has initiated contact with, and been approached by, third parties who have expressed an interest in exploring a transaction with the Company to acquire either all or certain significant parts of the Company's business. Interested parties have signed confidentiality and standstill agreements (NDAs) with Zarlink. Zarlink's management, together with its financial advisors, met with, made detailed presentations to and distributed confidential information memoranda containing detailed financial, technical and operational information to those parties that have entered into NDAs. A number of parties have begun a due diligence process and have expressed interest in pursuing a transaction with Zarlink. Fifteen parties that signed NDAs are actively involved in the process and are in various stages of advancement. Zarlink and its financial advisors are actively pursuing the goal of entering into a transaction with a third party (or parties) that makes an offer which is superior to the Microsemi Offers and is in the best interests of Shareholders, Debentureholders and other stakeholders. While there can be no assurance that any transaction with a third party (or parties) will be concluded, based on the level of interest which has been expressed to date, the Board believes it is likely a transaction will emerge from the process that is superior to the Microsemi Offers.

The timing of Microsemi’s Offers reflects a deliberate attempt by Microsemi to acquire Zarlink on terms that would deprive Shareholders and Debentureholders of the superior value Zarlink’s process is intended to create.

Microsemi’s actions and the Microsemi Offers have been designed to avoid having to participate in a competitive process with other parties established to result in the highest possible value being paid to Zarlink securityholders.

While there can be no assurance that any transaction will emerge from the process, it is clear from the ongoing process undertaken by the Board that Zarlink and its assets are very attractive to third parties. Tendering Shares and Debentures to the Microsemi Offers before the Board of Directors and its advisors have had an opportunity to fully explore all available alternatives to the Microsemi Offers may preclude the possibility of a financially superior alternative transaction emerging.

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4.
The consideration under the Microsemi Offers represents a 6.7% DISCOUNT to the closing price on the TSX of the Shares and a 6.2% DISCOUNT to the closing price of the Debentures on the TSX on August 31, 2011, the last trading day prior to the date of this Directors’ Circular.

Since the announcement of the Microsemi Offers on August 17, 2011, the Shares and Debentures have consistently traded above the Microsemi Offers even in the face of current macroeconomic conditions. Zarlink believes that the performance of the Shares and Debentures during this period is a strong indicator that the market believes that the Microsemi Offers undervalue the Shares and Debentures.

5.	The consideration of $3.35 per Share under the Microsemi Offers is 5.6% LOWER than the $3.55 per Share that Microsemi itself had previously publicly stated that it might be willing to pay.

On July 17, 2011, Zarlink received a non-binding, conditional expression of interest by letter from Microsemi with a proposed purchase price of $3.25 with the possibility of an increase of up to $3.55 per Share in cash, depending on the results of a due diligence review of confidential information. See “Background to the Microsemi Offers” below.

6.
The $3.35 consideration under the Microsemi Offers equates to only $2.64 per share on a fully-diluted basis for the business as Zarlink has cash on hand which, if proceeds from the exercise of in-the-money Options are included, is equal to about $0.71 per share.

Zarlink has a strong balance sheet, with cash on hand of approximately $104 million, which, if proceeds from the exercise of in-the-money Options are included, is equal to about $0.71 per Share on a fully-diluted basis. In this light, the Microsemi Offers represent consideration of a mere $2.64 per share on a fully-diluted basis for Zarlink’s business, excluding its cash on hand.

7.	The Microsemi Offers are highly conditional.

The Microsemi Offers are highly conditional for the benefit of the Offeror, resulting in substantial uncertainty for Shareholders and Debentureholders as to whether the Offeror will acquire any Shares or Debentures under the Microsemi Offers. Each of the conditions must be satisfied or waived before the Offeror will be obliged to take up any Shares or Debentures deposited under the Microsemi Offers. A number of the conditions allow the Offeror to determine, in its reasonable discretion, whether certain events or conditions, including macroeconomic events or conditions, have or have not occurred or exist to make it inadvisable for the Offeror to proceed with the Microsemi Offers and take up Shares or Debentures deposited. Such conditions have nothing to do with Zarlink or its business and make the Microsemi Offers dependent on economic factors, including macroeconomic events or conditions, beyond the control of Microsemi and Zarlink in a highly uncertain economic environment. Some of the conditions are not subject to materiality thresholds or other objective criteria but rather provide the Offeror with a broad range of grounds upon which it may decline to proceed with the Microsemi Offers even if enough Shares and Debentures are deposited pursuant to the Microsemi Offers to satisfy the Offeror’s minimum acceptance condition.

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8.
The Microsemi Offers are coercive and are not open for the 75-day minimum period of a “Permitted Bid” under the Shareholder Rights Plan that is necessary to permit competing bids and alternative proposals to emerge.

Zarlink’s Shareholder Rights Plan enables potential acquirors to make a “Permitted Bid” without the approval of the Board. Among other things, a Permitted Bid provides the Board with a 75-day minimum period after the announcement of the Permitted Bid to fully, explore, develop and pursue alternatives that could enhance shareholder value. In light of the complexity of Zarlink's business, the Board is of the view that a 75-day minimum period from announcement of a bid not supported by the Board is necessary to enable the Board to properly pursue strategic alternatives and to provide Shareholders with sufficient time to consider all such reasonable alternatives. A Permitted Bid also ensures that Shareholders do not feel compelled to accept a bid for fear that they might remain as minority shareholders in a corporation with a new controlling shareholder, and with significant less liquidity. The Microsemi Offers are contrary to this objective because the “Deposit Minimum Condition” may be waived at the Offeror’s option such that less than 50% of the outstanding Shares held by Independent Shareholders (as defined in the Shareholder Rights Plan) have been deposited under the Share Offer and not withdrawn, which would allow the Offeror to acquire a block of shares with which it could block any other strategic alternative. The Offeror could have opted to make a Permitted Bid as the Shareholder Rights Plan was adopted and announced, and a copy publicly filed, prior to the Microsemi Offer being mailed, but the Offeror chose instead to make an opportunistic and coercive bid that is only open for acceptance for 35 days.

9.
The written opinions of Zarlink’s financial advisors addressed to the Board advise that the consideration being offered by the Microsemi Offers is, from a financial point of view, inadequate to Shareholders and Debentureholders.

The Board received a written opinion dated August 31, 2011 from each of Canaccord Genuity and RBC Capital Markets, to the effect that, as of such date and based upon and subject to the limitations and qualifications stated in their respective opinion, the consideration being offered by the Microsemi Offers was, as of the date of such opinions, inadequate, from a financial point of view, to Shareholders and Debentureholders. The full text of the opinion of each of Canaccord Genuity and RBC Capital Markets, including the assumptions made and the review undertaken in connection with their preparation, are attached as Appendix “A” and Appendix “B”, respectively, to this Directors’ Circular.

10.	The Microsemi Offers contain inadequate financing disclosure and do not provide sufficient certainty as to Microsemi’s financing

Under Canadian securities laws, an offeror making a takeover bid to be paid in cash must ensure that the required funds are available to make full payment for the targeted securities. The Microsemi Offers do not contain sufficient details concerning the conditions with regard to the availability of the required financing by the Offeror to consummate the Microsemi Offers. The Offeror has failed to provide adequate details concerning all material terms of such financing and conditions to the ability of the Offeror to drawdown thereunder. The minimal information that has been disclosed in the Microsemi Circular fails to provide sufficient certainty that the Offeror has committed financing to take up and pay for all of the Shares and Debentures subject to the Microsemi Offers and that the Microsemi Offers can be consummated.

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11.	Zarlink’s directors and officers as well as Zarlink’s former President and Chief Executive Officer intend to reject the Microsemi Offers.

All of Zarlink’s directors and officers as well as Kirk K. Mandy, Zarlink’s former President and Chief Executive Officer who retired on May 25, 2011, intend to reject the Microsemi Offers. As of August 30, 2011, directors and officers and Mr. Mandy held or exercised control over 2,523,103 Shares and securities exercisable or convertible into an additional 7,003,008 Shares representing, in the aggregate, 5.93% of the Shares outstanding on a fully diluted basis.

CONCLUSION AND RECOMMENDATION

For the reasons outlined above, the Board of Directors unanimously recommends that Shareholders and Debentureholders REJECT the Microsemi Offers and NOT TENDER their Shares or Debentures to the Microsemi Offers.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

The foregoing summary of the information and factors considered by the Board of Directors is not intended to be exhaustive of the information and factors considered by it in reaching their conclusion and making a recommendation that Shareholders and Debentureholders reject the Microsemi Offers, but includes the material information, factors and analysis considered by the Board of Directors in reaching its conclusion and recommendation. The members of the Board of Directors evaluated various factors summarized above in light of their own knowledge of the business, financial condition and prospects of Zarlink, and consulted with its financial and legal advisors. In view of the numerous factors considered in connection with its evaluation of the Microsemi Offers, the Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its conclusion and recommendation.

In addition, individual members of the Board of Directors may have given different weight to different factors. The conclusion and unanimous recommendation of the Board of Directors was made after considering all of the information and factors involved.

HOW TO WITHDRAW DEPOSITED SHARES AND DEBENTURES

To reject the Microsemi Offers, you should do nothing. Shareholders and Debentureholders who have already deposited their Shares or Debentures to the Microsemi Offers can withdraw them at any time before they have been taken-up and accepted for payment by the Offeror. Shareholders or Debentureholders holding their Shares or Debentures through a brokerage firm or other nominee can contact their broker to withdraw the Shares or Debentures on their behalf. Shareholders or Debentureholders who would like to withdraw their Shares or Debentures may also contact Georgeson, Zarlink’s Information Agent, North America Toll-Free at 1-888-605-8405, Banks, Brokers and International Holders at 1-781-575-2168 or via email at askus@georgeson.com.

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BACKGROUND TO THE MICROSEMI OFFERS

The Board and senior management of Zarlink have regularly discussed opportunities to bring value to stakeholders. Those opportunities have included the possibility of broad-ranging strategic transactions with various industry participants. Zarlink has had discussions with Microsemi in the past regarding Zarlink’s potential acquisition of Microsemi’s surge protection and power over ethernet businesses and regarding Microsemi’s potential acquisition of Zarlink’s medical business. None of the discussions advanced beyond initial conceptual possibilities. No discussions between Zarlink or Microsemi regarding the purchase of assets of either party have occurred since January 31, 2011.

On May 20, 2011, Zarlink received a non-binding, conditional expression of interest by letter from Microsemi to acquire all of the outstanding Shares of Zarlink at a purchase price of $3.00 per Share in cash (the “Original Expression of Interest”).

By May 24, Zarlink had engaged Canaccord Genuity and RBC Capital Markets to review and provide financial advice with respect to the Original Expression of Interest and any subsequent revisions.

On May 24, Zarlink’s Board of Directors engaged legal advisors Davies Ward Phillips & Vineberg LLP in addition to Company counsel McCarthy Tétrault LLP.

On May 25, 2011, the Board of Directors met with its financial and legal advisors to discuss the process to be deployed to review and analyse the Original Expression of Interest.

On May 27, 2011, Zarlink responded to Microsemi by letter indicating that the Board of Directors had engaged external financial and legal advisors in connection with its review of Microsemi’s Original Expression of Interest and that until such review was completed, Zarlink would not be in a position to respond to the Original Expression of Interest.

On May 31, 2011, Zarlink received a letter from Microsemi requesting a more precise indication of when a response to the Original Expression of Interest would be provided.

On June 3, 2011, Zarlink responded by letter to Microsemi’s May 31st letter, reiterating that until its review of the Original Expression of Interest was completed with its financial and legal advisors, Zarlink would not be in a position to respond to Microsemi’s Original Expression of Interest.

On June 3 and 9, 2011, the Board of Directors met with its financial and legal advisors to review and discuss the Original Expression of Interest and to consider the circumstances and prospects of Zarlink in light of the Original Expression of Interest.

On June 9, 2011, Zarlink sent a letter to Microsemi rejecting the expression of interest and indicating that the Board had concluded that the Original Expression of Interest was not in the long term best interests of Zarlink and its stakeholders and that it significantly undervalued Zarlink and its future prospects.

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On June 14, 2011, Zarlink received a letter from Microsemi in which Microsemi expressed its disappointment in Zarlink not having engaged in dialogue with Microsemi with respect to its Original Expression of Interest and stating its willingness to meet with Zarlink during the week of June 20th.

On June 16, 2011, Zarlink responded by letter to Microsemi’s June 16th letter, clarifying that Zarlink had in fact responded to the Original Expression of Interest by letter to Microsemi dated June 9, 2011 (to which no reference was made in Microsemi’s June 14th letter) and that, given the content of such letter, Zarlink saw no reason to engage in discussions.

On June 17, 2011, Zarlink received a second, non-binding, conditional expression of interest by letter from Microsemi increasing the proposed purchase price to $3.25 with the possibility of an increase of up to $3.55 per Share in cash, depending on the results of a due diligence review of confidential information (the “Revised Expression of Interest”).

On June 20, 2011, the Board of Directors met with its financial advisors to review and discuss the Revised Expression of Interest and to consider the circumstances and prospects of the Company in light of the Revised Expression of Interest.

On June 24, 2011, Zarlink responded by letter to the Revised Expression of Interest, indicating that the Revised Expression of Interest, like the Initial Expression of Interest, significantly undervalued Zarlink and its future prospects, was highly opportunistic and was not in the long term best interests of Zarlink and its stakeholders.

On July 20, 2011, Microsemi announced that it had made an unsolicited, non-binding proposal to acquire all of the issued and outstanding Shares for $3.35 per share in cash (the “Proposal”). That same day, after a meeting of the Board of Directors which the Company’s financial and legal advisors attended, Zarlink issued a press release acknowledging the Proposal and stating that the Board of Directors had unanimously concluded with the assistance of its advisors that that Proposal significantly undervalued Zarlink. Also on that same day, during a conference call with investors, Microsemi indicated that it intended to pursue its acquisition of Zarlink on a “friendly” basis.

On July 20, 2011, Canaccord Genuity and RBC Capital Markets entered into new engagement letters with the Company with a mandate to evaluate various strategic and transaction alternatives available to the Company.

On July 22, 2011, subsequent to a meeting of the Board of Directors with its financial and legal advisors, Zarlink issued a press release announcing that the Board of Directors had initiated a process to review a range of strategic alternatives available to Zarlink for enhancing shareholder value and that Canaccord Genuity and RBC Capital Markets had been retained as financial advisors to provide independent advice.

On July 25, 2011, Zarlink announced that its Board of Directors had adopted the Shareholder Rights Plan.

Between July 22 and August 11, 2011, Zarlink repeatedly invited Microsemi to participate in Zarlink’s strategic review process on reasonable terms that would favour the best outcome for Shareholders, Debentureholders and other Zarlink stakeholders. Responses by Zarlink to Microsemi communications during such period as well as responses by Zarlink’s financial advisors to Microsemi’s financial advisors encouraged Microsemi to participate in the process commenced by the Board to arrive at a result that was in the best interests of Zarlink and its stakeholders. Microsemi refused to partake in the process and was only willing to have discussions outside of the process commenced by the Board.

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On August 4, 2011, Microsemi proposed that the parties enter into an exclusivity agreement to negotiate the sale of the Company, including a “go-shop” provision of an unspecified duration. The process commenced by the Board requires all interested parties to sign a confidentiality and standstill agreement on terms customary for mergers and acquisition transactions. The provisions of the standstill included in the agreement provide that the party signing the standstill is released if Zarlink announces a transaction with another party or if another party makes a bid to acquire Zarlink which is supported by Zarlink. Microsemi refused to sign such an agreement and participate in the Board’s process.

On August 8, Microsemi indicated that it might be willing to sign such an agreement if it included a provision that Microsemi would no longer be subject to a standstill if no party had made a bid above a specified price after a set period of time. After considering the matter at a meeting on August 11, the Board authorized Zarlink and its financial advisors to discuss such possibility with Microsemi and its financial advisors, provided that the set period was sufficient to allow Zarlink to carry out a meaningful and complete strategic review process in the interest of its stakeholders. This position was communicated to Microsemi and its financial advisors on August 11 and a meeting between the President and Chief Executive Officer of Microsemi, Zarlink’s Chairman of the Board and a representative of Zarlink’s financial advisors was organized for that evening. Despite the basis on which Zarlink’s Chairman of the Board agreed to meet and without any discussion with Zarlink, the President and Chief Executive Officer of Microsemi subsequently indicated that he intended in fact to discuss the possibility of a transaction agreement being signed with an unspecified “go-shop” period, as had been previously proposed by Microsemi and rejected by Zarlink. When the parties met, the Chairman of the Board reiterated the basis on which the meeting was agreed to and the position of the Board. The Chairman of the Board was told that Microsemi would not agree to the period stipulated by Zarlink and that it would only consider a much shorter period, which period was not sufficient in any way for Zarlink to conclude a meaningful process that would allow the Board to consider concrete alternatives for its stakeholders. Following a brief discussion on this point, the meeting was terminated.

On August 17, 2011, the Offeror announced that it had formally commenced the Microsemi Offers.

Following the issuance by Microsemi of a press release in the morning of August 17, 2011 announcing that the Offeror had formally commenced the Microsemi Offers, the Board announced that it would review the Microsemi Offers to determine the course of action that it believes is in the best interests of Zarlink and its stakeholders.

On August 18, the Board of Directors met with its financial and legal advisors to review and evaluate the terms of the Microsemi Offers and to discuss related matters. The process conducted with the assistance of Zarlink’s financial advisors has since focussed on soliciting offers as soon as possible that would bring value to the Shareholders and Debentureholders that is superior to the Microsemi Offers.

On August 31, 2011, the Board met to receive the formal inadequacy opinions of its financial advisors, following which, the Board unanimously recommended that Shareholders and Debentureholders reject the Microsemi Offers and approved the contents and delivery of the Directors’ Circular.

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Recent Developments

Zarlink has initiated contact with, and been approached by, third parties who have expressed an interest in exploring a transaction with the Company to acquire either all or certain significant parts of the Company's business. Interested parties have signed NDAs with Zarlink. Zarlink's management, together with its financial advisors, met with, made detailed presentations to and distributed confidential information memoranda containing detailed financial, technical and operational information to those parties that have entered into NDAs. A number of parties have begun a due diligence process and have expressed interest in pursuing a transaction with Zarlink. Fifteen parties that signed NDAs are actively involved in the process and are in various stages of advancement. Zarlink and its financial advisors are actively pursuing the goal of entering into a transaction with a third party (or parties) that makes an offer which is superior to the Microsemi Offers and is in the best interests of Shareholders, Debentureholders and other stakeholders. While there can be no assurance that any transaction with a third party (or parties) will be concluded, based on the level of interest which has been expressed, the Board believes it is likely a transaction will emerge from the process that is superior to the Microsemi Offers.

FINANCIAL ADVISORS AND OPINIONS

The Board of Directors retained Canaccord Genuity and RBC Capital Markets as financial advisors. Pursuant to the July 20, 2011 engagement agreements with each of the financial advisors, each agreed to provide various financial advisory services and advice to the Board of Directors in connection with evaluating strategic and transaction alternatives that may be in the best interests of Zarlink and its Shareholders and Debentureholders (collectively, the “Advisory Services”).

Canaccord Genuity delivered a written opinion addressed to the Board (the “Canaccord Opinion”) concluding that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in the Canaccord Opinion, the consideration offered to the Shareholders and Debentureholders pursuant to the Microsemi Offers is inadequate from a financial point of view to such holders.

RBC Capital Markets delivered a written opinion addressed to the Board (the “RBC Opinion”) concluding that, as of the date of such opinion and subject to the assumptions, limitations and qualifications set forth in the RBC Opinion, the consideration proposed to be paid to the Shareholders and Debentureholders under the Microsemi Offers is inadequate from a financial point of view to such holders.

The full text of each of the Canaccord Opinion and the RBC Opinion (together, the “Opinions”), including the assumptions made and the review undertaken in connection with their preparation, are attached as Appendix “A” and Appendix “B”, respectively, to this Directors’ Circular. All summaries and references to the Opinions in this Directors’ Circular are qualified in their entirety by reference to the full text of the Opinions. You are urged to read the Opinions carefully and in their entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The Opinions address only the adequacy of the consideration proposed to be paid to Shareholders and Debentureholders pursuant to the Microsemi Offers from a financial point of view. Each of the Opinions was provided for the information and assistance of the Board of Directors in connection with its consideration of the Microsemi Offers. The description of the Opinions and the Opinions themselves do not constitute a recommendation to Shareholders or Debentureholders as to whether they should tender their Shares or Debentures to the Microsemi Offers. The Opinions were two of several factors taken into consideration by the Board of Directors in unanimously determining that the Microsemi Offers are inadequate and opportunistic and fail to recognize the full value of Zarlink and to recommend that the Shareholders and Debentureholders reject the Microsemi Offers.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
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Pursuant to the terms of the engagement letters with Canaccord Genuity and RBC Capital Markets, Zarlink has agreed to pay certain fees to each of Canaccord Genuity and RBC Capital Markets in consideration for the Advisory Services, a portion of which fees payable to both Canaccord Genuity and RBC Capital Markets are contingent upon the consummation of certain transactions. Zarlink has also agreed to reimburse each of Canaccord Genuity and RBC Capital Markets for reasonable expenses and indemnify each of Canaccord Genuity and RBC Capital Markets against certain liabilities incurred by them in connection with the performance of the Advisory Services.

ZARLINK SEMICONDUCTOR INC.

Zarlink delivers world-leading, mixed-signal chip technologies for a broad range of communication and medical applications. The Company’s core capabilities include network timing solutions that manage time-sensitive communication applications over wireless and wired networks, line circuits supporting high-quality voice services over cable and broadband connections, power management solutions which efficiently monitor, control and manage the use of power, and ultra low-power radios enabling new wireless medical devices and therapies. Serving the world’s largest original equipment manufacturers, Zarlink’s highly integrated chip solutions help customers simplify design, lower costs and reach market quickly.

SHAREHOLDER RIGHTS PLAN OF ZARLINK

On July 25, 2011, Zarlink announced that its Board of Directors had adopted the Shareholder Rights Plan. The purpose of the Shareholder Rights Plan is to provide the Board and Shareholders with sufficient time to properly consider any take-over bid made for Zarlink and to allow for enough time for competing bids and alternative proposals to emerge. The Shareholder Rights Plan also seeks to ensure that all Shareholders are treated fairly in any transaction involving a change of control of Zarlink and that all Shareholders have an equal opportunity to participate in the benefits of a take-over bid. The Shareholder Rights Plan encourages potential acquirers to negotiate the terms of any offer for Shares with the Board of Directors or, alternatively, to make a Permitted Bid (as defined in the Shareholder Rights Plan) without the approval of the Board of Directors. A summary of the Shareholder Rights Plan is set out in Appendix “C” of this Directors’ Circular. The summary only includes the material terms and conditions of the Shareholder Rights Plan. The summary is qualified by and is subject to the full terms and conditions of the Shareholder Rights Plan.

OWNERSHIP OF SECURITIES OF ZARLINK

Zarlink is authorized to issue an unlimited number of Shares. As at August 30, 2011, there were 123,130,475 Shares issued and outstanding, each entitled to one vote per share. In addition, there were 9,500,341 Options and $68,899,000 principal amount of Debentures outstanding convertible into a maximum of 28,122,041 Shares under certain conditions, at the option of the holder at a conversion price of $2.45 per Share. The Shares and Debentures are listed and posted for trading on the TSX under the symbol “ZL” and “ZL.DB”, respectively. On August 31, 2011, the last trading day prior to the date of this Directors’ Circular, the closing price of the Shares and the Debentures on the TSX was $3.59 and $1,457.30 per $1,000 principal amount, respectively.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

To the knowledge of the directors and officers of Zarlink, as at August 31, 2011, no person or company beneficially owns, directly or indirectly, or exercises control or direction over, Shares in aggregate entitled to more than 10% of the votes which may be cast at a Shareholders’ meetings.

The names of the directors and officers of Zarlink, the positions held by them with Zarlink and the number and percentage of Shares, Options and Debentures beneficially owned or over which control or direction is exercised, as of the date hereof, by each of them and, where known after reasonably inquiry, by their respective associates or affiliates, are as follows(1):

Name and Position	Number and Percentage of Shares(2)	Number and Percentage of Options(3)	Debentures (in principal amount) and Percentage(4)
Adam Chowaniec Chairman of the Board of Directors	136,000 (0.11%)	60,000 (0.63%)	$50,000 (0.07%)
Oleg Khaykin Director	25,000 (0.02%)	60,000 (0.63%)	--
Hubert T. Lacroix Director	100,000 (0.08%)	60,000 (0.63%)	--
J. Spencer Lanthier Director	45,000 (0.04%)	80,000 (0.84%)	$50,000 (0.07%)
Jules Meunier Director	85,000 (0.07%)	80,000 (0.84%)	--
Dennis Roberson Director	50,522 (0.04%)	80,000 (0.84%)	--
Gary Tanner Director and President and Chief Executive Officer	400,000 (0.32%)	1,513,000 (15.93%)	--
André Levasseur Senior Vice President, Finance and Chief Financial Officer	14,528 (0.01%)	451,127 (4.75%)	--
Stephen Swift Senior Vice President and General Manager, Medical Products	93,915 (0.08%)	650,500 (6.85%)	--
Stanley Swirhun Chief Technology and Marketing Officer	480,672 (0.39%)	763,000 (8.03%)	--
Renato Pontello Vice President, Legal and General Counsel	26,000 (0.02%)	155,000 (1.63%)	--
Eileen Speirs Vice President, Human Resources	12,434 (0.01%)	160,000 (1.68%)	--
David Boikess Vice President, Sales	188,100 (0.15%)	325,000 (3.42%)	--
Louise Gaulin Vice President, Timing Marketing and Product Management	2,509 (0.01%)	71,565 (0.75%)	--
Jacques Issa Vice President, Voice Telephony Marketing & Product Management	66,500 (0.05%)	145,000 (1.53%)	--
Frank Thiel Vice President, Research & Development	6,467 (0.01%)	200,000 (2.11%)	--
Scott Coombes Corporate Controller	--	--	--
Michael Downey Director Finance, Treasury & Accounting Policy	1,456 (0.01%)	--	--

(1)	The information as to securities beneficially owned, directly or indirectly, or over which control or direction is exercised, has been furnished by the respective directors and officers.
(2)	As of August 30, 2011, there were 123,130,475 Shares outstanding.
(3)	As of August 30, 2011, there were 9,500,341 Options outstanding.
(4)	As of August 30, 2011, there was $68,899,000 principal amount of Debentures outstanding.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

In total, the directors and officers of Zarlink, and their respective associates or affiliates, beneficially own, or exercise control or direction over, directly or indirectly, 1,734,103 Shares and securities exercisable or convertible into an additional 4,895,008 Shares representing, in the aggregate, 4.12% of the Shares outstanding on a fully diluted basis. Kirk K. Mandy, Zarlink’s former President and Chief Executive Officer who retired on May 25, 2011 and has indicated his intention to reject the Microsemi Offers, owns 789,000 Shares and securities exercisable or convertible into an additional 2,138,000 Shares representing, in the aggregate, 1.82% of the Shares outstanding on a fully-diluted basis.

To the knowledge of the directors and officers of Zarlink after reasonable inquiry, no associate or affiliate of Zarlink, no insider of Zarlink, nor any of such insider’s associates or affiliates or any person or company acting jointly or in concert with Zarlink, beneficially owns, or exercises control or direction over, directly or indirectly, any Shares, Options or Debentures of Zarlink, except as otherwise disclosed in this Directors’ Circular.

TRADING IN SECURITIES OF ZARLINK

During the six months preceding the date of this Directors’ Circular, except for regular contributions through payroll deductions made by certain officers of the Company under Zarlink's Employee Share Ownership Plan, none of Zarlink, the directors or the officers of Zarlink or other insiders of Zarlink nor, to the knowledge of the directors and officers of Zarlink after reasonable enquiry, any of their respective associates or affiliates, or any person or company acting jointly or in concert with Zarlink, has traded any Shares or Debentures.

ISSUANCES OF SECURITIES OF ZARLINK

Except as disclosed below, no Shares or Debentures or other securities convertible into or exercisable for Shares or Debentures have been issued or granted to the directors, officers or other insiders of Zarlink during the two years preceding the date of this Directors’ Circular.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

Name and Position	Nature of Issue	Date of Issue	Number of Options	Exercise Price per Option ($)
Gary Tanner Director and President and Chief Executive Officer	Grant of Options	24/05/2011 08/02/2011 09/02/2010	850,000 94,000 94,000	US$2.41 US$2.02 US$1.28
André Levasseur Senior Vice President, Finance and Chief Financial Officer	Grant of Options	08/02/2011 09/02/2010	94,000 94,000	$2.04 $1.37
Stephen Swift Senior Vice President and General Manager, Medical Products	Grant of Options	08/02/2011 09/02/2010	94,000 94,000	US$2.02 US$1.28
Stanley Swirhun Chief Technology and Marketing Officer	Grant of Options	08/02/2011 09/02/2010	94,000 94,000	US$2.02 US$1.28
Renato Pontello Vice President, Legal and General Counsel	Grant of Options	08/02/2011 09/02/2010	50,000 50,000	$2.04 $1.37
Eileen Speirs Vice President, Human Resources	Grant of Options	08/02/2011 09/02/2010	50,000 50,000	$2.04 $1.37
David Boikess Vice President, Sales	Grant of Options	08/02/2011 09/02/2010	10,000 15,000	US$2.02 US$1.28
Louise Gaulin Vice President, Timing Marketing and Product Management	Grant of Options	08/02/2011	10,000	$2.04
Jacques Issa Vice President, Voice Telephony Marketing & Product Management	Grant of Options	08/02/2011	10,000	US$2.02
Frank Thiel Vice President, Research & Development	Grant of Options	08/02/2011 09/02/2010	10,000 15,000	US$2.02 US$1.28

INTENTION WITH RESPECT TO MICROSEMI OFFERS

Each of the directors and officers and the former President and Chief Executive Officer of Zarlink has indicated that he or she does not intend to tender any of his or her Shares or Debentures to the Microsemi Offers. To the knowledge of the directors and officers of Zarlink after reasonable enquiry, no associate or affiliate of Zarlink, no insider of Zarlink nor any of such insider’s associates or affiliates (other than Microsemi, the Offeror and their affiliates), nor any person or company acting jointly or in concert with Zarlink, has indicated that they have tendered or currently intend to tender any of their Shares or Debentures to the Microsemi Offers.

ARRANGEMENTS BETWEEN ZARLINK AND ITS DIRECTORS AND OFFICERS

Except as set forth below, there are no agreements, commitments or understandings made or proposed to be made between Zarlink and any of its directors or officers, including any agreement, commitment or understanding pursuant to which any payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Microsemi Offers are successful. In the case of each agreement, commitment or understanding discussed below in which the term “change of control” applies, the consummation of the Microsemi Offers would constitute a change of control.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

If the directors and officers of Zarlink were to tender any Shares or Debentures they own to the Microsemi Offers, they would receive cash consideration on the same terms and conditions as the other Shareholders and Debentureholders. As at August 30, 2011, the directors and officers of Zarlink owned an aggregate of 1,734,103 Shares (excluding Shares underlying unexercised Options and unconverted Debentures) and $100,000 principal amount of Debentures convertible at the option of the holder, upon certain conditions, at a conversion price of $2.45 per Share, into 40,816 Shares. If the directors and officers of Zarlink were to tender all of their Shares (excluding Shares underlying unexercised Options or unconverted Debentures) and Debentures to the Microsemi Offers (which they have indicated they will not as of the date of the Directors’ Circular) and those Shares and Debentures were accepted for purchase and taken-up and paid for by the Offeror, the directors and officers would receive an aggregate of approximately $5,945,980.05. For a chart detailing the ownership of Shares and Debentures and other securities of Zarlink held by the directors and officers of Zarlink, see the section of this Directors’ Circular above entitled “Ownership of Securities of Zarlink”.

Zarlink has entered into employment agreements with certain of its officers that include change of control provisions, as described below. Zarlink also maintains the Stock Option Plan and a medium term cash incentive plan (“MTCIP”) for its directors, officers, and employees and a deferred share unit plan (“DSU Plan”) for its non-employee directors. The subsections that follow generally describe the material effects under the employment agreements, the Stock Option Plan, the MTCIP and the DSU Plan as they relate to payments and other benefits that would or could become due to the directors and officers of Zarlink, as applicable, in the event the Microsemi Offers are successful.

Payments to Officers

Each of the officers of the Company listed in the table under “Issuances of Securities of Zarlink” above (each, an “Eligible Officer”) is party to an employment agreement with Zarlink which sets forth certain instances where payments and other obligations arise on the termination of their employment in the context of a change of control.

The change of control payments are subject to a “double-trigger” as they will only be paid if both a change of control occurs (as would be the case if the Microsemi Offers are successful) and (a) prior to the change of control, the Eligible Officer that was employed on the date of such change of control had his or her employment terminated by Zarlink in anticipation of a change of control or at the instance of Microsemi; or (b) within 24 months of the change of control, an Eligible Officer that was employed on the date of such change of control terminates his or her own employment for good reason (as defined in Zarlink’s Change of Control Policy) or has his or her employment terminated by the Company for reasons other than for cause, disability or death (a “qualifying termination”). If the Microsemi Offers are successful and an Eligible Officer is subject to a qualifying termination, such Eligible Officer will be entitled to: (i) a lump sum in an amount equal to 24 months of his or her annual base salary; (ii) a lump sum in an amount equal to two times his or her average bonus earned over the previous three completed fiscal years (or any lesser number of fiscal years he or she has been employed by Zarlink as an executive officer); and (iii) continued coverage under Zarlink’s benefit plans in place for him for a period of 24 months or a lump sum equivalent in the case of United States residents.

In contemplation of a change of control, the Board of Directors may, in its discretion, accelerate all Options of an Eligible Officer granted under the Stock Option Plan such that the unvested options become vested upon (or prior to) the completion of the transaction resulting in the change of control and grant the Eligible Officer the right to exercise any such options for the shorter period of the remaining term of such stock options and 24 months from the date of the change of control. Furthermore, under the Company’s MTCIP, all units outstanding under the MTCIP held by any employee in accordance with its provisions are automatically vested upon (or prior to) the completion of the transaction resulting in the change of control.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

If the Microsemi Offers are successful and all of the Eligible Officers were the subject of a qualifying termination, the Eligible Officers would be entitled to receive, assuming that the Board exercises its discretion to accelerate the vesting of all outstanding Options and based on the $3.55 closing price of the Shares on the TSX on August 30, 2011, aggregate compensation of approximately $14,239,986. Such amount would be in addition to any other accrued but unpaid compensation payable to the employee in respect of the then-current fiscal year of Zarlink.

Payments to Directors

Stock Option Plan

Under the Stock Option Plan, Options held by non-employee directors automatically accelerate in the case of a change of control. The aggregate value of the Options of non-employee directors that would accelerate if the Microsemi Offers are successful is approximately $259,357 (based on Options outstanding and the $3.55 closing price of the Shares on the TSX on August 30, 2011). As the code of ethics of a director’s employer prohibits him from receiving Options, he would receive a cash payment of $65,400 which is the equivalent of what another director holding 20,000 Options would receive.

Deferred Share Unit Plan

Pursuant to the DSU Plan for non-employee directors, a participant receives payment in cash for his or her deferred share units when he or she ceases to serve as a director. The aggregate value of deferred share units held by non-employee directors of the Company based on the $3.55 closing price of the Shares on the TSX on August 30, 2011 is approximately $944,840.

OWNERSHIP OF SECURITIES OF THE OFFEROR AND MICROSEMI

None of Zarlink, the directors or officers of Zarlink nor, to the knowledge of the directors and officers of Zarlink after reasonable enquiry, any associate or affiliate of Zarlink, insider of Zarlink or any of such insider’s associates or affiliates, nor any person or company acting jointly or in concert with Zarlink, beneficially owns, or exercises control or direction over, any securities of the Offeror or Microsemi.

ARRANGEMENTS WITH THE OFFEROR OR MICROSEMI

There are no agreements, commitments or understandings made or, to the knowledge of the directors and officers of Zarlink, proposed to be made between the Offeror or Microsemi and any of the directors or officers of Zarlink, including any agreement, commitment or understanding pursuant to which a payment or other benefit is proposed to be made or given by way of compensation for loss of office or as to any such person remaining in or retiring from office if the Microsemi Offers are successful. No Director or officer of Zarlink is a director or officer of the Offeror or Microsemi or of any subsidiary of the Offeror or Microsemi.

To the knowledge of the directors and officers of Zarlink, there are no agreements, commitments or understandings made or proposed to be made between the Offeror or Microsemi and any Shareholders or Debentureholders relating to the Microsemi Offers.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

INTERESTS OF DIRECTORS AND OFFICERS

IN MATERIAL TRANSACTIONS WITH THE OFFEROR OR MICROSEMI

Except as disclosed in this Directors’ Circular, no director or officer of Zarlink or any associate thereof has any interest in any material transaction to which the Offeror or Microsemi is a party.

OTHER TRANSACTIONS

Except as disclosed in this Directors’ Circular, Zarlink has not entered into any transaction or agreement in principle, or signed any contract or passed any directors’ resolution in response to the Microsemi Offers, nor are there any negotiations in response to the Microsemi Offers, which would relate to or would result in: (a) an extraordinary transaction such as a merger or reorganization involving Zarlink or any of its subsidiaries; (b) the purchase, sale or transfer of a material portion of assets by Zarlink or any of its subsidiaries; (c) a competing take-over bid; (d) a bid by Zarlink for its own securities or for those of another issuer; or (e) any material change in the present capitalization of Zarlink.

Notwithstanding the foregoing, the Board of Directors may engage in negotiations with interested parties in response to the Microsemi Offers that could have one or more of the effects specified in the preceding paragraph. The Board has determined that disclosure with respect to the parties to, and the possible terms of, any transactions or proposals of the type referred to in the preceding paragraph might jeopardize any discussions or negotiations that Zarlink may conduct. Accordingly, Zarlink does not intend to disclose the possible terms of any such transaction or proposal until an agreement relating thereto has been reached or as otherwise may be required.

MATERIAL CHANGES IN THE AFFAIRS OF ZARLINK

Except as publicly disclosed or otherwise described in this Directors’ Circular, and other than the fees and expenses of Zarlink’s financial and legal advisors, Information Agent, transfer agent and other service providers relating to the Microsemi Offers, the Company’s review process and this Directors’ Circular which in the aggregate will be material, none of the directors or officers of Zarlink is aware of any information that indicates any material change in the affairs or prospects of Zarlink since the date of its last published financial statements, being its unaudited consolidated financial statements and management’s discussion and analysis for the three-month period ended June 24, 2011, each of which is available at www.sedar.com and www.sec.gov.

OTHER INFORMATION

Except as noted below or as otherwise described or disclosed in this Directors’ Circular or otherwise publicly disclosed, none of the directors or officers of Zarlink is aware of any other information that would reasonably be expected to affect the decision of the Shareholders or Debentureholders to accept or reject the Microsemi Offers.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

LEGAL MATTERS

Certain Canadian legal matters relating to this Directors’ Circular have been reviewed by McCarthy Tétrault LLP and Davies Ward Phillips & Vineberg LLP, legal counsel to Zarlink. Certain U.S. legal matters relating to this Directors’ Circular have been reviewed by SNR Denton U.S. LLP, legal counsel to Zarlink.

STATUTORY RIGHTS

Securities legislation in the Provinces and Territories of Canada provides security holders of Zarlink with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those security holders. However, such rights must be exercised within prescribed time limits. Security holders should refer to the applicable provisions of the securities legislation of their Province or Territory for particulars of those rights or consult a lawyer.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

APPROVAL OF DIRECTORS’ CIRCULAR

The contents of this Directors’ Circular dated September 1, 2011 have been approved by the Board of Directors and the delivery of this Directors’ Circular has been authorized by the Board of Directors.

ADAM CHOWANIEC Chairman Zarlink Semiconductor Inc.	GARY TANNER President, Chief Executive Officer and Director Zarlink Semiconductor Inc.

September 1, 2011

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

CONSENT OF CANACCORD GENUITY CORP.

To the Board of Directors of Zarlink Semiconductor Inc. (the “Company”)

We refer to the opinion dated August 31, 2011 which we prepared for the Board of Directors of the Company in connection with the unsolicited take-over bid from 0916753 B.C. ULC. We consent to the inclusion of the opinion, a summary of the opinion and our firm name in the directors’ circular of the Company dated September 1, 2011.

CANACCORD GENUITY CORP.

DATED at Toronto, Canada this 1st day of September, 2011

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

CONSENT OF RBC DOMINION SECURITIES INC.

To the Board of Directors of Zarlink Semiconductor Inc. (the “Company”)

We refer to the opinion dated August 31, 2011 which we prepared for the Board of Directors of the Company in connection with the unsolicited take-over bid from 0916753 B.C. ULC. We consent to the inclusion of the opinion, a summary of the opinion and our firm name in the directors’ circular of the  Company dated September 1, 2011.

RBC DOMINION SECURITIES INC.

DATED at Toronto, Canada this 1st day of September, 2011.

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

CERTIFICATE

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

DATED: September 1, 2011.

On behalf of the Board of Directors of Zarlink Semiconductor Inc.

ADAM CHOWANIEC Chairman of the Board of Directors	GARY TANNER President, Chief Executive Officer and Director

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES

APPENDIX "A"

OPINION OF CANACCORD GENUITY CORP.

CANACCORD GENUITY CORP. P.O. Box 516 161 Bay Street, Suite 3000 Toronto, ON Canada M5J 2S1 T: 416.869.7368 F: 416.869.3876 TF: 800.382.9280 www.canaccordgenuity.com

August 31, 2011

The Board of Directors of
Zarlink Semiconductor Inc.
400 March Road,
Ottawa, Ontario
K2K 3H4

To the Board of Directors:

Canaccord Genuity Corp. (“Canaccord Genuity” or “we”) understands that 0916753 B.C. ULC (the “Offeror”), an indirect wholly-owned subsidiary of Microsemi Corporation (“Microsemi”), has made offers to purchase:

(a)
all of the outstanding common shares of Zarlink Semiconductor Inc. (“Zarlink” or the “Company”), together with the associated rights issued and outstanding under the shareholders rights plan of Zarlink (together, the “Zarlink Shares”) at a price of $3.35 in cash for each Zarlink Share (the “Share Offer”); and

(b)
all of the outstanding 6% unsecured, subordinated convertible debentures maturing on September 30, 2012 (the “Zarlink Debentures”) at a price of $1,367.35 in cash per $1,000.00 principal amount of the Zarlink Debentures, plus accrued and unpaid interest to the date such Zarlink Debentures are taken up (the “Debenture Offer” and, together with the Share Offer, the “Offers”);

upon the terms and subject to the conditions set forth in the offers to purchase (the “Offers to Purchase”) contained in the take-over bid circular (the “Circular”) of the Offeror dated August 17, 2011 and the related letters of transmittal (together with the Offers to Purchase and the Circular, the “Offer Documents”).  The terms and conditions of the Offers are more fully set forth in the Offer Documents.

Engagement

Canaccord Genuity was formally engaged by the Company pursuant to agreements between the Company and Canaccord Genuity dated June 6, 2011 (the “First Agreement”) and July 20, 2011 (the “Second Agreement” and together with the First Agreement, the “Engagement Agreements”). The Engagement Agreements provides the terms upon which Canaccord Genuity has agreed to act as co-financial advisor to the Company, its board of directors (the “Board of Directors”) and any special committee of the Board of Directors in connection with, in the case of the First Agreement, reviewing and providing financial advice with respect to Microsemi’s initial expressions interest, and in the case of the Second Agreement, with reviewing and assessing various strategic and transaction alternatives that may be available to the Company, including any potential sale of the Company to a third party, and to perform such financial advisory services for the Company as are customary in transactions of this nature. Pursuant to the Engagement Agreements, the Company and the Board of Directors have requested that we prepare and deliver our written opinion (the “Opinion”) to the Board of Directors as to the fairness, from a financial point of view, of the consideration offered to the holders of Zarlink Shares pursuant to the Share Offer and the consideration offered to the holders of Zarlink Debentures pursuant to the Debenture Offer.

The terms of the Engagement Agreements provide that Canaccord Genuity is to be paid certain fees for its services as co-financial advisor, including a fee upon delivery of the Opinion which is not contingent upon success of the Offers, and a fee payable upon completion of the Offers or any alternative transaction (which is, in part, dependant upon the value of any such alternative transaction).  In addition, the Company has agreed to reimburse Canaccord Genuity for its reasonable out-of-pocket expenses and to indemnify Canaccord Genuity in respect of certain liabilities that might arise in connection with its engagement.

Relationship with Interested Parties

Canaccord Genuity is not an insider, associate, or affiliate of the Company, the Offeror or Microsemi and is not an advisor to any person or company other than to the Company with respect to the Offers.  Canaccord Genuity has not entered into any other agreements or arrangements with the Company, the Offeror or Microsemi or any of their affiliates with respect to any future dealings.  In addition, Canaccord Genuity and its affiliates act as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have long or short positions in the securities of the Company or any of its respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it receives or may receive commission. As an investment dealer, Canaccord Genuity and its affiliates conduct research on securities and may, in the ordinary course of their business, provide research reports and investment advice to their clients on investment matters, including with respect to the Company and the Offer.  In addition, Canaccord Genuity and its affiliates may, in the ordinary course of their business, provide other financial services to the Company or any of its associates or affiliates.

Credentials of Canaccord Genuity

Canaccord Genuity is an independent investment bank providing a full range of corporate finance, merger and acquisition, financial restructuring, sales and trading, and equity research services.  Canaccord Genuity has professionals and offices across Canada, as well as in the United States, Europe and China.  The Opinion expressed herein represents the opinion of Canaccord Genuity and the form and content herein have been approved for release by a committee of its principals, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In arriving at its Opinion, Canaccord Genuity has reviewed, analysed, considered and relied upon (without attempting to independently verify the completeness or accuracy thereof) or carried out, among other things, the following:

1.	the Circular;

2.
the most recent draft, dated August 31, 2011, of the directors’ circular (the “Directors’ Circular”) to be sent by the Board of Directors to the holders of Zarlink Shares and Zarlink Debentures in connection with the Offers;

3.	the ongoing process being conducted by the Company pursuant to which several parties have been approached regarding their interest in exploring potential transactions;

4.	the audited financial statements and associated management discussion & analysis of Zarlink as at and for the fiscal years ended March 25, 2011, March 26, 2010 and March 27, 2009;

5.	the unaudited quarterly financial statements and associated management discussion & analysis of Zarlink as at and for the three months ended June 24, 2011;

6.	the annual reports on Form 20-F of Zarlink for each of the years ended March 25, 2011, March 26, 2010 and March 27, 2009;

7.	the management information circulars of Zarlink with respect to the annual meetings of shareholders of Zarlink for the years ended March 25, 2011, March 26, 2010 and March 27, 2009;

8.	the prospectus dated July 24, 2007, relating to the initial offering of the Zarlink Debentures;

9.	the trust indenture dated July 30, 2007 between Zarlink and Computershare Trust Company of Canada relating to the Zarlink Debentures;

10.	the shareholder rights plan agreement between Zarlink and Computershare Investor Services Inc. dated July 25, 2011;

11.	the investor presentation dated August, 2011 prepared by Zarlink management;

12.	certain internal financial, operational, corporate and other information prepared or provided by the management of Zarlink, including internal operating and financial budgets and projections;

13.	selected reports published by equity research analysts and industry sources regarding Zarlink and other comparable public entities considered by Canaccord Genuity to be relevant;

14.	selected public market trading statistics and relevant financial information in respect of Zarlink and other comparable public entities considered by Canaccord Genuity to be relevant;

15.	public information with respect to comparable transactions considered by Canaccord Genuity to be relevant;

16.	discussions with Zarlink’s management about the Company and its business strategy;

17.	discussions with the Board of Directors;

18.
representations contained in the certificates addressed to Canaccord Genuity, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Opinion is based and certain other matters; and

19.	such other corporate, industry and financial market information, investigations and analyses as Canaccord Genuity considered necessary or appropriate in the circumstances.

Canaccord Genuity has assumed the accuracy and fair presentation of, and has relied upon, the audited consolidated financial statements of Zarlink and the reports of the auditors thereon.

Canaccord Genuity has not, to the best of its knowledge, been denied access by the Company to any information requested by Canaccord Genuity.

Prior Valuations

The Company has represented to Canaccord Genuity that there have not been any prior valuations (as defined in Canadian Securities Administrators’ Multilateral Instrument 61-101 –Protection of Minority Shareholders in Special Transactions) of the Company or its material assets or its securities in the past two years.

Assumptions and Limitations

The Opinion is subject to the assumptions, explanations and limitations set forth below.

Canaccord Genuity has not prepared a formal valuation or appraisal of the Company or any of its securities or assets and the Opinion should not be construed as such. Canaccord Genuity has, however, conducted such analyses as it considered necessary in the circumstances. In addition, the Opinion is not, and should not be construed as, advice as to the price at which any securities of the Company may trade at any future date. We are not legal, tax or accounting experts, have not been engaged to review any legal, tax or accounting aspects of the Offers and express no opinion concerning any legal, tax or accounting matters concerning the Offers.  Without limiting the generality of the foregoing, Canaccord Genuity has not reviewed and is not opining upon the tax treatment under the Offers to the holders of Zarlink Shares or Zarlink Debentures.

With the Board of Director’s approval and as provided for in the Engagement Agreement, Canaccord Genuity has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, documents, advice, opinions or representations, whether in written, electronic or oral form, obtained by it from public sources, provided to it by Zarlink and its associates, affiliates, consultants and advisors (collectively, the “Information”), and we have assumed that this Information did not omit to state any material fact or any fact necessary to be stated to make such Information not misleading.

The Opinion is conditional upon the completeness, accuracy and fair presentation of such Information. With respect to the Company’s financial projections provided to Canaccord Genuity by management of Zarlink and used in the analysis of supporting the Opinion, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgements of management of the Company as to the matters covered thereby.

Senior management of the Company have represented to Canaccord Genuity in certificates delivered as of the date hereof, among other things, that to the best of their knowledge (i) the Company has no information or knowledge of any facts, public or otherwise, not specifically provided to Canaccord Genuity relating to the Company or any of its subsidiaries or affiliates which would reasonably be expected to materially affect the Opinion; (ii) with the exception of forecasts, projections or estimates referred to in (iv), below, the Information provided by or on behalf of the Company to Canaccord Genuity in respect of the Company and its subsidiaries or affiliates, in connection with the Offers is, or in the case of historical Information or data, was, at the date of preparation, true, correct and accurate in all material respects, and no additional material, data or information would be required to make the data provided to Canaccord Genuity by or on behalf of the Company not misleading in light of circumstances in which it was prepared; (iii) to the extent that any of the Information identified in (ii), above, is historical, there have been no changes in material facts or new material facts since the respective dates thereof which have not been disclosed to Canaccord Genuity or updated by more current Information that has been disclosed; and (iv) any portions of the Information provided to Canaccord Genuity which constitute forecasts, projections or estimates were prepared using the assumptions identified therein, which, in the reasonable opinion of the Company, are (or were at the time of preparation) reasonable in the circumstances.

The Opinion has been prepared in accordance with the Disclosure Standards for Formal Valuations and Fairness Opinions of the Investment Industry Regulatory Organization of Canada (“IIROC”) but IIROC has not been involved in the preparation or review of the Opinion.

The Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as of the date hereof and the conditions and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to Canaccord Genuity in discussions with management of the Company. In its analyses and in preparing the Opinion, Canaccord Genuity made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, which Canaccord Genuity believes to be reasonable and appropriate in the exercise of its professional judgement, many of which are beyond the control of Canaccord Genuity or any party involved in the Offer.

The Opinion has been provided for the sole use and benefit of the Board of Directors in connection with, and for the purpose of, its consideration of the Offers and may not be relied upon by any other person or for any other purpose or published without the prior written consent of Canaccord Genuity, provided that Canaccord Genuity consents to the inclusion of the Opinion in its entirety and a summary thereof in the Directors’ Circular and to the filing thereof, as necessary, by the Company on SEDAR and with the securities commissions or similar securities regulatory authorities in Canada.

The Opinion does not constitute a recommendation as to whether or not any holder of Zarlink Shares or Zarlink Debentures should tender such Zarlink Shares or Zarlink Debentures to the Offers.  The Opinion is given as of the date hereof, and Canaccord Genuity disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Opinion which may come, or be brought, to the attention of Canaccord Genuity after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Opinion after the date hereof, including, without limitation, the terms and conditions of the Offers, or if Canaccord Genuity learns that the Information relied upon in rendering the Opinion was inaccurate, incomplete or misleading in any material respect, Canaccord Genuity reserves the right to change, modify or withdraw the Opinion.

Canaccord Genuity believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Opinion. The preparation of an Opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis.

Conclusion
Based upon and subject to the foregoing, and such other matters as Canaccord Genuity considered relevant, Canaccord Genuity is of the opinion that, as of the date hereof:

(a)	the consideration offered to the holders of Zarlink Shares pursuant to the Share Offer is inadequate, from a financial point of view, to the holders of Zarlink Shares; and

(b)	the consideration offered to the holders of Zarlink Debentures pursuant to the Debenture Offer is inadequate, from a financial point of view, to the holders of Zarlink Debentures.

Yours very truly,

CANACCORD GENUITY CORP.

APPENDIX "B"

OPINION OF RBC DOMINION SECURITIES INC.

RBC Dominion Securities Inc. P.O. Box 50 Royal Bank Plaza Toronto, Ontario M5J 2W7 Telephone: 416-842-2000

August 31, 2011

The Board of Directors
Zarlink Semiconductor Inc.
400 March Road
Ottawa, ON K2K 3H4

To the Board:

RBC Dominion Securities Inc. (“RBC”), a member company of RBC Capital Markets, understands that 0916753 B.C. ULC (the “Offerer”), an indirect wholly-owned subsidiary of Microsemi Corporation (“Microsemi”), has made offers to purchase for cash all of the outstanding common shares (the “Common Shares”) and all of the outstanding 6% unsecured, subordinated convertible debentures maturing on September 30, 2012 (the “Debentures”) of Zarlink Semiconductor Inc. (the “Company”) at a price of $3.35 per Common Share (the “Share Offer”) and $1,367.35 per $1,000.00 principal amount of the Debentures plus accrued and unpaid interest (the “Debenture Offer” and collectively with the Share Offer, the “Offers”). The terms of the Offers are more fully described in a take-over bid circular (the “Circular”), which has been mailed to the holders of Common Shares (the “Shareholders”) and the holders of Debentures (the “Debentureholders”) in connection with the Offers .

The board of directors (the “Board”) of the Company has retained RBC to provide advice and assistance to the Board in evaluating the Offers, including the preparation and delivery to the Board of RBC’s opinions as to the fairness of the consideration under the Share Offer from a financial point of view to the Shareholders other than the Offeror and any of its affiliates (the “Share Opinion”) and as to the fairness of the consideration under the Debenture Offer from a financial point of view to the Debentureholders (the “Debenture Opinion” and collectively with the Share Opinion, the “Fairness Opinions”).  RBC has not prepared a valuation of the Company or any of its securities or assets and the Fairness Opinions should not be construed as such.

Engagement

The Board initially contacted RBC regarding a potential advisory assignment in May 2011, and RBC was engaged by the Company to assist in a review of expressions of interest by Microsemi and provide related financial advice through an agreement dated May 26, 2011. Subsequently, RBC was engaged by the Company to evaluate various transaction alternatives available to the Company through an agreement between the Company and RBC (the “Engagement Agreement”) dated July 20, 2011.  The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services as financial advisor, including fees that are contingent on a change of control of the Company or certain other events.  In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances.  RBC consents to the inclusion of the Fairness Opinions in their entirety and a summary thereof in the directors’ circular to be mailed to Shareholders and Debentureholders of the Company (the “Directors’ Circular”) and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province of Canada.

RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, Microsemi or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation.  As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, Microsemi or the Offers.

Credentials of RBC Capital Markets

RBC is one of Canada’s largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research.  RBC Capital Markets also has significant operations in the United States and internationally.  The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

In connection with our Fairness Opinions, we have reviewed and relied upon or carried out, among other things, the following:

1.	the Circular;

2.	the most recent draft, dated August 31, 2011, of the Directors’ Circular (the “Draft Directors’ Circular”);

3.	audited financial statements of the Company for each of the five years ended March 30, 2007, March 28, 2008, March 27, 2009, March 26, 2010 and March 25, 2011;

4.	the unaudited interim reports of the Company for the quarter ended June 24, 2011;

5.	annual reports on Form 20-F of the Company for each of the two years ended March 26, 2010 and March 25, 2011;

6.	the Notice of Annual Meeting of Shareholders and Management Proxy Circulars of the Company for each of the two years ended March 26, 2010 and March 25, 2011;

7.	historical segmented financial information of the Company by business unit for each of the five years ended March 30, 2007, March 28, 2008, March 27, 2009, March 26, 2010 and March 25, 2011;

8.	the internal management budget of the Company on a consolidated basis and segmented by business unit for the year ending March 30, 2012;

9.
unaudited projected financial statements for the Company on a consolidated basis and segmented by business unit prepared by management of the Company for the years ending March 30, 2012 through March 25, 2016;

10.	the prospectus dated July 24, 2007 and the trust indenture dated July 30, 2007 relating to the issue of the Debentures;

11.	a formal valuation, dated as of May 18, 2009, of the Debentures prepared by American Appraisal Canada, Inc.;

12.	discussions with senior management of the Company;

13.	discussions with the Company’s legal counsel;

14.	public information relating to the business, operations, financial performance and stock trading history of the Company and other selected public companies considered by us to be relevant;

15.	public information with respect to other transactions of a comparable nature considered by us to be relevant;

16.	public information regarding the global semiconductor and telecommunication industries;

17.
representations contained in a certificate addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinions are based; and

18.	such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC.  As the auditors of the Company declined to permit RBC to rely upon information provided by them as part of a due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

With the Board’s approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the financial and other information, data, advice, opinions or representations obtained by it from public sources, senior management of the Company, and their consultants and advisors (collectively, the “Information”).  The Fairness Opinions are conditional upon such completeness, accuracy and fair presentation of such Information.  Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information (as defined above) provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries or their respective agents to RBC for the purpose of preparing the Fairness Opinions was, at the date the Information was provided to RBC, and is complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries or the Offers and did not and does not omit to state a material fact in respect of the Company, its subsidiaries or the Offers necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and that (ii) since the dates on which the Information was provided to RBC, except as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinions.

In preparing the Fairness Opinions, RBC has made several assumptions, including that all of the conditions required to implement the Offers will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors’ Circular with respect to the Company its subsidiaries and affiliates and the Offers is accurate in all material respects.

The Fairness Opinions are rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company and its subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company.  In its analyses and in preparing the Fairness Opinions, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offers.

The Fairness Opinions have been provided for the use of the Board and may not be used by any other person or relied upon by any other person other than the Board without the express prior written consent of RBC.  The Fairness Opinions are given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinions which may come or be brought to RBC’s attention after the date hereof.  Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting either of the Fairness Opinions after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinions.

RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinions.  The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description.  Any attempt to do so could lead to undue emphasis on any particular factor or analysis.  The Fairness Opinions are not to be construed as a recommendation to any Shareholder or Debentureholder as to whether to tender their Shares or Debentures to the Offer.

Share Offer Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Share Offer is inadequate from a financial point of view to the Shareholders  other than the Offeror and any of its affiliates.

Debenture Offer Fairness Conclusion

Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Debenture Offer is inadequate from a financial point of view to the Debentureholders.

Yours very truly,

RBC DOMINION SECURITIES INC.

APPENDIX "C"

SUMMARY OF SHAREHOLDER RIGHTS PLAN

The Board of Directors of Zarlink Semiconductor Inc. (the “Company”) has adopted a limited duration shareholder rights plan (the “Rights Plan”) pursuant to a shareholders rights plan agreement, dated July 25, 2011, entered into by the Company and Computershare Investor Services Inc., as rights agent (the “Rights Agreement”).

The following is a summary of the principal terms of the Rights Plan which is qualified in its entirety by reference to the text of the Rights Agreement. All capitalized terms used in this summary but not defined herein have the meanings attributed to them in the Rights Agreement.

1.           Record Date and Term

The Rights Plan came into effect on July 25, 2011 (the “Record Date”) and will remain in effect until the close of business on January 24, 2012 (the “Expiration Time”), subject to earlier termination of the Rights Plan.

2.           Issuance of Rights

On the close of business on the Record Date (the “Record Time”), one right (a “Right”) was issued and attached to each outstanding common share (the “Common Shares”) of the Company. One Right will also be issued and will attach to each Common Share and any other share that the Company may issue that carries voting rights (the “Voting Shares”) issued after the Record Time and prior to the earlier of the Separation Time (as defined below) and the Expiration Time.

3.           Exercise of Rights

The Rights will separate from the Voting Shares and will be exercisable five trading days (the “Separation Time”) after a person (an “Acquiring Person”) acquires 20% or more of, or commences or announces a take‐over bid for, the outstanding Voting Shares (other than by an acquisition pursuant to a Permitted Bid or a Competing Permitted Bid, in each case, as described below) subject to the discretion of the Board of Directors to defer the Separation Time. The acquisition by an Acquiring Person of 20% or more of the Voting Shares is referred to as a “Flip‐in Event”. When a Flip‐in Event occurs, each Right constitutes a right to purchase from the Company, upon exercise thereof in accordance with the terms of the Rights Plan, that number of Common Shares having an aggregate market price on the date of consummation or occurrence of such Flip‐in Event equal to twice the exercise price (the “Exercise Price”) for an amount in cash equal to the Exercise Price (such right to be subject to adjustment in accordance with the Rights Plan). The initial Exercise Price is $15, meaning that a shareholder would be entitled to receive, following a Flip‐in Event and subject to the terms of the Rights Plan, $30 worth of Common Shares for a subscription price of $15 (for each Right it holds), at a price per Common Share equal to the market price on the day the Flip‐in event occurs. Any Rights held by an Acquiring Person (or the affiliates, associates, persons acting jointly and in concert with, and certain transferees of an Acquiring Person) will become null and void upon the occurrence of a Flip‐in Event. The Rights Plan is therefore designed to require any person interested in acquiring 20% or more of the Voting Shares of the Company to do so by way of a Permitted Bid (or Competing Permitted Bid) or to make an offer which the Board of Directors considers to represent the full value of the Voting Shares. The issuance of the Rights is not initially dilutive. However, upon a Flip‐in Event occurring and the Rights separating from the Voting Shares and being exercised, holders of Rights not exercising their Rights may suffer substantial dilution.

4.           Certificates and Transferability

Prior to the separation of the Rights from the Voting Shares, the Rights will be evidenced by a legend imprinted on the Voting Share certificates of the Company and will not be transferable separately from the Voting Shares. Current Voting Share certificates do not need to be exchanged to entitle shareholders to the Rights. The legend will be on all new Voting Share certificates issued by the Company after the Record Date. From and after the separation of the Rights from the Voting Shares, the Rights will be evidenced by rights certificates and will be transferable separately from the Voting Shares.

5.           Permitted Bids

A Permitted Bid must include the following:

•	the take‐over bid must be made by way of a take‐over bid circular;

•	the take‐over bid must be made to all holders of Voting Shares other than the offeror and its affiliates and associates and must be made for all the Voting Shares held by them;

•
the take‐over bid must be outstanding for a minimum period of 75 days and Voting Shares tendered pursuant to the take‐over bid may not be taken up or paid prior to the expiry of the 75 day period and only if at such time more than 50% of the Voting Shares held by the shareholders, other than the offeror, its affiliates and associates and persons acting jointly or in concert with it and certain other persons (the “Independent Shareholders”), have been tendered to the take‐over bid and not withdrawn;

•	the Voting Shares deposited pursuant to the take-over bid may be withdrawn until taken up and paid for; and

•
if more than 50% of the Voting Shares held by Independent Shareholders are tendered pursuant to the take-over bid within the 75 day period, the offeror must make a public announcement of that fact and the take‐over bid must remain open for tenders of Voting Shares for an additional 10 days from the date of such public announcement.

The Rights Plan allows for a Competing Permitted Bid to be made while a Permitted Bid is in existence. A Competing Permitted Bid must satisfy all of the requirements of a Permitted Bid except that it may expire on the same day as the Permitted Bid, subject to the requirement that it be outstanding for the minimum period under applicable Canadian securities legislation.

6.           Waiver

The Board of Directors may, at any time prior to the occurrence of a Flip‐in Event, waive the application of the Rights Plan to a particular Flip‐in Event. If the Flip-in Event would occur as a result of a take‐over bid made by way of a take‐over bid circular to all holders of Voting Shares and the Board of Directors waives the application of the Rights Plan with respect to one take‐over bid, it will be deemed to have waived the application of the Rights Plan to any other take‐over bid for the Company made by way of a take‐over bid circular to all holders of Voting Shares prior to the expiry of any other bid for which the Rights Plan has been waived. The Board of Directors may also waive the application of the Rights Plan if a person becomes an Acquiring Person by inadvertence and reduces its beneficial ownership such that it is no longer an Acquiring Person.

7.           Redemption

The Board of Directors may, at any time prior to the occurrence of a Flip-in Event, redeem all of the then outstanding Rights at $0.00001 per Right as adjusted in accordance with the Rights Plan. Rights will also be redeemed by the Board of Directors following completion of a Permitted Bid, Competing Permitted Bid or an Exempt Acquisition.

8.           Amendment

The Company may, at any time, supplement or amend the Rights Plan without shareholder approval (or approval of the holders of the Rights if the Rights have separated from the Voting Shares) subject to the concurrence of the Rights Agent with respect to any supplement or amendment to the provisions of Article 4 of the Rights Plan.

9.           Exemptions for Investment Advisors

Investment managers, mutual funds and their managers, trust companies (acting in their capacities as trustees and administrators), pension funds or plans and their administrators, statutory bodies whose business includes the management of funds and crown agents acquiring 20% or more of the Voting Shares are exempted from triggering a Flip‐in Event, provided that they are not making or have not announced an intention to make, a take‐over bid.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE MAY BE DIRECTED TO OUR INFORMATION AGENT:

North American Toll Free Number: 1-888-605-8405
Banks, Brokers and International Holders: 1-781-575-2168
Email: askus@georgeson.com

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS AND DEBENTUREHOLDERS REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND NOT TENDER THEIR SHARES OR DEBENTURES TO THE MICROSEMI OFFERS

REJECT THE MICROSEMI OFFERS, TAKE NO ACTION AND
DO NOT TENDER YOUR SHARES OR DEBENTURES